Exhibit 2

Transaction FAQs

1.	Why is NFP going private?

This is a compelling transaction that provides shareholders with substantial value, and our Board has determined that it’s in the best interest of our shareholders. It also provides opportunities for our employees, firms and clients, as we will be partnering with an extremely well-respected firm with significant experience and expertise in the financial services sector. NFP has proven its solid foundation and history of strong execution, and we are confident the Company will thrive as a private enterprise in this next chapter of its evolution.

2.	What does today’s announcement mean for employees and advisors?

We believe this transaction is a big positive for all our employees and advisors. Madison Dearborn Partners is a world-class investor that has the resources and experience to support management on the execution of our strategic plan and our continued evolution and growth, which should provide significant opportunities going forward. From a day-to-day perspective, we don’t expect that you’ll see significant changes.

3.	What does today’s announcement mean for clients?

We believe this transaction is a big positive for all NFP stakeholders, and that partnering with Madison Dearborn will give us the resources to support our growth and the execution of our strategic plan. From a day-to-day perspective, our clients should not experience any changes in working with us. They can, of course, continue to rely on the same high level of service they expect and deserve, and we look forward to continuing to work together with them.

4.	Will the Company’s growth strategy change?

Madison Dearborn is supportive of NFP’s One NFP business strategy, including all of our benefits, life insurance, wealth management, broker/dealer/RIA, and property & casualty businesses. Madison Dearborn also supports the leadership team. They look forward to working with our employees and investing in the Company to continue to build upon the foundation our team has put in place.

5.	Will Doug Hammond be named CEO as planned, when Jessica Bibliowicz steps down from that role in May?

Madison Dearborn is supportive of Doug and the management team, and Doug is expected to become CEO of NFP in May, as previously planned. In addition to the strength of NFP’s underlying businesses and advisors, Madison Dearborn’s interest in NFP is due in large part to the quality of our management team, and they are looking forward to supporting the Company’s continued growth and evolution in this next chapter of our history.

6.	Who is Madison Dearborn?

Madison Dearborn is one of the most experienced private equity investment firms in the United States. Since Madison Dearborn’s formation in 1992, the firm has raised six funds with aggregate capital of over $18 billion and has completed approximately 125 investments. Madison Dearborn’s objective across all of its investments, including this one in NFP, is to invest in companies in partnership with top-quality management teams to achieve significant long-term appreciation in equity value.

7.	What is a private equity firm?

A private equity firm raises private capital (money) from corporate and public pension funds, endowments, foundations and certain individuals, and invests that capital in both public and private companies across all industries. Madison Dearborn is a well-known and well-respected private equity firm.

8.	What is a portfolio company?

A portfolio company is a company that has received an investment from a private equity fund. Madison Dearborn’s portfolio includes several well-known companies and brands. Following the closing of the transaction – subject to shareholder approval and customary closing conditions – NFP will become one of Madison Dearborn’s portfolio companies.

9.	What approvals/clearance does NFP need to complete the transaction?

The transaction is subject to customary closing conditions, including shareholder approval and the approval of FINRA with respect to the indirect change in ownership of the Company’s broker/dealer subsidiaries.

10.	Is the Company expected to be delisted?

Yes, after the close of the transaction, which is subject to customary closing conditions, including shareholder approval, NFP is expected to be delisted from the NYSE and will become a privately held company.

11.	What do I need to do as an NFP shareholder?

The Proxy Statement, which will be mailed in due course, will provide instructions to shareholders regarding their NFP shares.

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Forward-Looking Information

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “may,” “project,” “will,” “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, impairments, losses, dividends, capital structure, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and the Company’s operations or strategy. These forward-looking statements are based on management’s current views with respect to future results. Forward-looking statements are based on beliefs and assumptions made by management using currently-available information, such as market and industry materials, experts’ reports and opinions, and current financial trends. These statements are only predictions and are not guarantees of future performance. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement. These risks and uncertainties include, without limitation: (1) the acquisition may not be consummated in a timely manner, if at all; (2) the definitive acquisition agreement may be terminated in circumstances that require the Company to pay a termination fee or reimburse certain expenses; (3) the diversion of management’s attention from the Company’s ongoing business operations; (4) the failure of Madison Dearborn to obtain the necessary financing to complete the acquisition; (5) the effect of the announcement of the acquisition on the Company’s business relationships, operating results and business generally; and (6) the failure to obtain the requisite approvals to the acquisition, such as shareholder approval or the approval of FINRA with respect to the indirect change in ownership of the Company’s broker-dealer subsidiaries. Additional factors are set forth in NFP’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 15, 2013 and its subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Important Information

In connection with the merger, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement and a definitive proxy statement. INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED MERGER. The definitive proxy statement in connection with the proposed merger will be mailed to the shareholders of the Company. The preliminary proxy statement, the definitive proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC at the Company’s web site, www.nfp.com, or by contacting Investor Relations by phone at 212-301-4000, by email at ir@nfp.com or by mail at 340 Madison Avenue, 20th Floor, New York, New York 10173.

Certain Information Regarding Participants

The Company and its executive officers, directors and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the proposed merger. Information about the executive officers and directors of the Company and their ownership of NFP common stock is set forth in the proxy statement for the Company’s 2012 Annual Meeting of Shareholders that was filed with the SEC on April 9, 2012. Investors and shareholders may obtain additional information regarding the interests of such potential participants by reading the preliminary proxy statement, the definitive proxy statement and the other relevant documents filed with the SEC when they become available.